PRIDE, INC.

                                       and

                          PRIDE AUTOMOTIVE GROUP, INC.

                                 SPECIAL WARRANT



                                WARRANT AGREEMENT

                               Dated as of , 1998


     AGREEMENT dated as of , 1993, between Pride, Inc., a Delaware corporation (hereinafter the "Company"), and PRIDE AUTOMOTIVE GROUP, INC., a Delaware Corporation (hereinafter "Pride").

     WHEREAS, the Company is has filed a registration statement for the sale of up to 1,267,500 share of its common stock (inclusive of shares of common stock which are issuable upon the exercise of the Underwriters' over-Allotment Option and exclusive of 170,000 shares of common stock being offered and sold by certain Selling Shareholders); and

     WHEREAS, the sale of such shares will reduce Pride's ownership of the Company to below 50% from 53.1% before such offering; and

     WHEREAS, Pride and the Company have agreed that it is in the best interests of both companies that Pride have the option to obtain at least 50% ownership of the Company; and

     WHEREAS, the Company desires to grant a Warrant to Pride which Warrant shall entitle Pride to purchase up to 1,250,000 shares of common stock of the Company (the "Common Shares") at an exercise price of $4.40 each during the twenty-four month period commencing with the date of the Company's Prospectus (the "Special Warrant").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     Section 1. Exercise of Special Warrants. Subject to the provisions of this Agreement, Pride shall have the right, which may be exercised during a twenty-four month period commencing with the date of the Company's Prospectus (the "Term"), to purchase up to 1,250,000 fully paid and non-assessable Common Shares, upon surrender to the Company, of this Special Warrant, with the form of election to purchase duly filled in and signed, and upon payment to the order of the Company for the Special Warrant exercise price, determined in accordance with Section 2 herein, for the number of shares in respect of which such Special Warrant is then exercised. Payment of such Special Warrant Price shall be made in cash or by certified check or bank draft or postal or express money order, payable in United States Dollars to the order of the Company. The Special Warrants shall expire at the close of business on _____________. Upon such surrender of Special Warrants, and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of Pride, a certificate or certificates for the largest number of whole Common Shares so purchased upon the exercise of such Special Warrant. The Company shall not be required to issue any fraction of a Share of Common Stock or make any cash or other adjustment in respect of any fraction of a Common Share otherwise issuable upon such surrender. The rights of purchase represented by the Special Warrant shall be exercisable, at the election of Pride, only to the extent provided in
Section 3 herein. In the event that the Special Warrant is exercised in respect of less than all of the Shares specified therein at any time prior to the date of expiration of the Special Warrant, a new Special Warrant or Special Warrants will be issued to Pride for the remaining number of shares specified in the Special Warrant so surrendered.

     Section 2. Special Warrant Price. This Special Warrant shall allow Pride to purchase shares of the Company's Common Stock at a price of $4.40 per whole Share, subject to the limitations set forth herein. Payment of the Special Warrant Price shall be made to the Company upon exercise by Pride of the Special Warrant. The common shares issuable to Pride upon its exercise of this Special Warrant shall be restricted shares, which may not be transferred or sold by Pride unless registered under the Securities Act of 1933 or pursuant to an exemption from registration.

     Section 3. Limitation on Exercise of Special Warrant. The Special Warrant may only be exercised by Pride during the term hereof in accordance with the provisions herein contained.

     Section 4. Adjustments. The Special Warrant Price and number of Common Shares subject to this Special Warrant shall be adjusted from time to time as hereinafter set forth.

     (A) If the Company shall at any time subdivide its outstanding Common Shares by recapitalization, reclassification, split-up thereof, or other such issuance without additional consideration, the Special Warrant Price immediately prior to such subdivision shall be proportionately decreased and, if the Company shall at any time combine the outstanding Common Shares by recapitalization, reclassification or combination thereof, the Special Warrant Price immediately prior to such combination shall be proportionately increased. Any such adjustment to the Special Warrant Price or the corresponding adjustment to the Special

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
Warrant Price shall become effective at the close of business on the record date for such subdivision or combination.

     (B) In case at any time the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, then such Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

     (C) Upon any adjustment of the Special Warrant Price as hereinabove provided, the number of Common Shares issuable upon exercise of this Special Warrant shall be changed to the number of Shares determined by dividing (i) the aggregate Special Warrant Price payable for the purchase of all Shares issuable upon exercise of this Special Warrant immediately prior to such adjustment by
(ii) the Special Warrant Price per Share in effect immediately after such adjustment.

     Section 5. Notices. Any notice pursuant to this Agreement to be given or made by the Warrant Agent or by the registered holder of any Special Warrant to the Company shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:


                                   Pride, Inc.
                                   Pride House
                       Watford Metro Centre, Tolpits Lane
                              Watford Hertordshire
                                 WD1 8SB England


                          Pride Automotive Group, Inc.
                                   Pride House
                       Watford Metro Centre, Tolpits Lane
                              Watford Hertordshire
                                 WD1 8SB England


                                    Copy to:

                            Lampert & Lampert, Esqs.
                               10 East 40th Street
                            New York, New York 10016

     Section 6. New York Contract. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.


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
     Section 7. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall be considered an original.

     Section 8. Effectiveness. This Agreement shall be deemed binding and therefore in effect as of, and subject to the effective date of the Registration Statement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


PRIDE, INC.


By:
Alan Lubinsky, President

Attest:


Ivan Averbach, Secretary


PRIDE AUTOMOTIVE GROUP, INC.



By:
Alan Lubinsky, President

Attest:


Ivan Averbach, Secretary



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